UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2012

ROYAL QUANTUM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27739	90-0315909
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

7044 Portal Way, Unit K-110 Ferndale, WA98248
(Address of principal executive offices)

(Former address of principal executive offices)

(403) 288-4321
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On August 17, 2012, Roger Janssen was replaced as President of the Company. Roger Janssen shall remain as Chairman of the Board of Directors, Treasurer and the Secretary of the Corporation. His replacement in the President role was not due to any disagreement with the Company, or its officers.

On August 17, 2012, Guy Peckham was appointed as a director of the Corporation until the next annual general meeting of the shareholders and until his respective successor is elected or until his earlier resignation or removal.

On August 17, 2012, Guy Peckham was appointed as a Chief Executive Officer and President of the Corporation to serve until he is replaced or resigns.

The Company has not executed a compensation agreement with Mr. Peckham at this time.

A brief summary of the business experience for Mr. Peckham is set forth below:

Mr. Peckham, age 49, has been an entrepreneur and business consultant for the past 20 years. Structuring, developing and financing early stage companies with both private and public equity. During the past 7 years, Mr. Peckham has been working in China as an independent consultant and executive for boutique venture capital firms. Mr. Peckham was former President and Director from December 11, 2006 through April 8, 2010 of Green Energy Renewable Solutions, Inc., (formerly Eworld Interactive, Inc. through 2012-02-28 and formerly Saltys Warehouse, Inc. through 2007-01-31).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL QUANTUM GROUP, INC.

Dated: August 22, 2012	By:	/s/ GuyPeckham
Guy Peckham
Chief Executive Officer and President